Exhibit 99.1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13D-1(K)(1)

The undersigned acknowledge and agree that the Statement on Schedule 13D filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the American Depositary Shares, each representing two common shares, par value NT$10.00 per share, of Taiwan Liposome Company, Ltd., is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned that is named as a reporting person in such filing without the necessity of filing an additional joint filing agreement. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This joint filing agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated: July 15, 2021

Chang-Hai Lin

/s/ Chang-Hai Lin

Yuhua Lin

/s/ Yuhua Lin

Chenghsien Lin

/s/ Chenghsien Lin

Tienhuo Chen

/s/ Tienhuo Chen

Chinpen Lin

/s/ Chinpen Lin

Taiping Wu

/s/ Taiping Wu

Chinnu Lin

/s/ Chinnu Lin

Yanhui Lin

/s/ Yanhui Lin

George Yeh

/s/ George Yeh

Keelung Hong

/s/ Keelung Hong

Leemei Chen

/s/ Leemei Chen

Topmunnity Therapeutics Taiwan Limited

By:/s/ Amy Huang

Name:Amy Huang

Title:Director

Champions Management Co., Ltd.

By:/s/ Amy Huang

Name:Amy Huang

Title:Director

Hongtai Investment Co., Ltd.

By:/s/ Charles Chen

Name:Charles Chen

Title:Director